Exhibit 99.1

JCPENNEY REPORTS FISCAL 2014 THIRD QUARTER RESULTS

Gross Margin Improves 710 Basis Points

EBITDA Improves by $342 million

Third Quarter Highlights:

•	Same store sales flat to last year; up 4.3 % year-to-date

•	Gross margin improved 710 basis points from same quarter last year

•	SG&A improved $18 million from the same quarter last year

•	EBITDA was $102 million; a $342 million improvement from last year

•	Net income improved 62 % versus same quarter last year

•	Completed $400 million unsecured debt offering

PLANO, Texas - (Nov. 12, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for the quarter ended Nov. 1, 2014.

Myron E. (Mike) Ullman, III, Chief Executive Officer, said, "This quarter shows the progress we are making in the final phase of JCPenney’s turnaround. We continued to significantly improve the profitability of our business with gross margin expansion of 710 basis points, a $342 million improvement in EBITDA and bottom-line financial results that exceeded even our own expectations. Like most retailers, following a strong start to the back-to-school season, sales did slow in September and October as unseasonably warm weather hindered the sale of fall goods.”

Mr. Ullman continued, “During appointment shopping periods like Back to School and Holiday, JCPenney is the customer’s preferred destination for discovering great style, quality and value. This year, we are confident customers will once again choose JCPenney for meaningful holiday gifts that fit their family’s budget. We are well positioned to compete this holiday season and I would like to thank our associates for their hard work, warrior spirit and commitment to delivering an exceptional customer experience every day.”

Financial Results

For the third quarter, JCPenney reported net sales of $2.764 billion compared to $2.779 billion in the third quarter of 2013, with same store sales flat for the quarter.

Home and Fine Jewelry were among the Company's top performing merchandise divisions in the quarter. Sephora inside JCPenney also continued its strong performance. Geographically, the western and northeastern regions of the country delivered the best performance.

For the third quarter, gross margin was 36.6 % of sales, compared to 29.5 % in the same quarter last year, representing a 710 basis point improvement. Gross margin was positively impacted by a significant improvement in the Company’s mix and margin on clearance sales over the prior year quarter.

Inventory was $3.358 billion, down 10.4 % compared to the same quarter last year. The Company noted it is pleased with the level and content of its inventory heading into the holiday season.

SG&A expenses for the quarter were down $18 million to $988 million, 35.7 % of sales. These savings were primarily driven by lower store expenses and corporate overhead costs.

Operating income for the quarter was a loss of $54 million which represents a $347 million or 87 % improvement over last year. EBITDA was $102 million, a $342 million improvement from the same period last year. EBITDA for the quarter included a gain of $88 million related to the sale of certain store assets. For the third quarter, the Company incurred a net loss of $188 million or ($0.62) per share. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is included with this release.

Financial Position

During the quarter, the Company completed a $400 million offering of senior unsecured notes.  The net proceeds of the offering of 8.125 % Senior Notes due 2019 were used to pay the tender consideration and related transaction fees and expenses for the Company’s cash tender offers for approximately $327 million aggregate principal amount of its outstanding 6.875 % Medium-Term Notes due 2015, 7.65 % Debentures due 2016 and 7.95 % Debentures due 2017.  Subsequent to the completion of the tender offers, the Company used approximately $64 million of available cash to effect a legal defeasance of the remaining outstanding principal amount of Medium-Term Notes due 2015 by depositing funds with the Trustee for the Notes sufficient to make all payments of interest and principal on the outstanding Notes to October 15, 2015, the stated maturity of the Notes.  Through the notes offering, tender offer and defeasance, the Company was able to proactively address its near-term debt maturities.  As a result, the Company’s next debt maturity will be approximately $78 million in August 2016.

The Company ended the quarter with over $1.9 billion in total available liquidity.

Outlook

The Company’s guidance for the fourth quarter of 2014 is as follows:

•	Comparable store sales: expected to increase 2 % to 4%;

•	Gross margin: expected to increase 500 to 600 basis points versus last year; and

•	SG&A expenses: expected to be slightly above last year’s levels.

The Company’s updated 2014 full-year guidance is as follows:

•	Comparable store sales: expected to be 3.5 % to 4.5%;

•	Gross margin: expected to be 500 to 600 basis points above last year;

•	Free cash flow: expected to be positive;

•	Liquidity: expected to be approximately $2.1 billion at year-end;

•	Capital expenditures: expected to be approximately $250 million; and

•	Depreciation and amortization: expected to be approximately $640 million.

Third Quarter 2014 Earnings Conference Call Details

At 4:30 p.m. ET today, the Company will host a live conference call. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (877) 280-4955, or (857) 244-7312 for international callers, and reference 95878519 participant code or visit the Company's investor relations website at http://ir.jcpenney.com.

Telephone playback will be available beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 76302616 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts. In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,060 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, colors and wallets. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, gross margin, liquidity and cost savings.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Nine Months Ended
Statements of Operations:	November 1, 2014	November 2, 2013	% Inc. (Dec)		November 1, 2014	November 2, 2013	% Inc. (Dec)
Total net sales	$2,764	$2,779	(0.5)%		$8,364	$8,077	3.6%
Cost of goods sold	1,751	1,960	(10.7)%		5,417	5,659	(4.3)%
Gross margin	1,013	819	23.7%		2,947	2,418	21.9%
Operating expenses/(income):
Selling, general and administrative (SG&A)	988	1,006	(1.8)%		2,961	3,110	(4.8)%
Pension	1	34	(97.1)%		4	102	(96.1)%
Depreciation and amortization	156	161	(3.1)%		474	440	7.7%
Real estate and other, net	(90)	(27)	100.0%	+	(160)	(117)	36.8%
Restructuring and management transition	12	46	(73.9)%		39	165	(76.4)%
Total operating expenses	1,067	1,220	(12.5)%		3,318	3,700	(10.3)%
Operating income/(loss)	(54)	(401)	(86.5)%		(371)	(1,282)	(71.1)%
Loss on extinguishment of debt	34	—	100.0%		34	114	(70.2)%
Net interest expense	103	99	4.0%		306	255	20.0%
Income/(loss) before income taxes	(191)	(500)	(61.8)%		(711)	(1,651)	(56.9)%
Income tax expense/(benefit)(1)	(3)	(11)	(72.7)%		1	(228)	(100.0)%	+
Net income/(loss)	$(188)	$(489)	(61.6)%		$(712)	$(1,423)	(50.0)%

Earnings/(loss) per share - basic and diluted	$(0.62)	$(1.94)	(68.0)%		$(2.33)	$(6.17)	(62.2)%

Financial Data:
Comparable store sales increase/(decrease)(2)	0.0%	(4.1)%			4.3%	(11.0)%
Ratios as a percentage of sales:
Gross margin	36.6%	29.5%			35.2%	29.9%
SG&A expenses	35.7%	36.2%			35.4%	38.5%
Total operating expenses	38.6%	43.9%			39.6%	45.8%
Operating income/(loss)	(2.0)%	(14.4)%			(4.4)%	(15.9)%
Effective income tax rate(1)	(1.6)%	(2.2)%			0.1%	(13.8)%

Common Shares Data:
Issued and outstanding shares at end of period	304.8	304.6			304.8	304.6
Weighted average shares outstanding (basic and diluted)	305.3	251.8			305.1	230.8

(1)
For the three and nine months ended November 1, 2014, the Company increased its net valuation allowance by $107 million and $255 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and nine months ended November 2, 2013, the Company increased its net valuation allowance by $184 million and $416 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Beginning in the first quarter of 2014, the Company simplified its comparable store sales calculation to better reflect year-over-year comparability. Certain items, such as sales return estimates and store liquidation sales, are now excluded from the Company’s calculation. Prior periods have been adjusted to reflect the new methodology.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	November 1, 2014	November 2, 2013
Current assets:
Cash in banks and in transit	$141	$151
Cash short-term investments	543	1,076
Cash and cash equivalents	684	1,227
Merchandise inventory	3,358	3,747
Deferred taxes	175	119
Prepaid expenses and other	223	249
Total current assets	4,440	5,342
Property and equipment, net	5,312	5,753
Prepaid pension	695	36
Other assets	718	744
Total assets	$11,165	$11,875

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,289	$1,409
Other accounts payable and accrued expenses	1,163	1,269
Short-term borrowings	—	650
Current maturities of capital leases and note payable	30	27
Current maturities of long-term debt	28	23
Total current liabilities	2,510	3,378
Long-term capital leases and note payable	40	67
Long-term debt	5,329	4,845
Deferred taxes	357	250
Other liabilities	499	688
Total liabilities	8,735	9,228
Stockholders' equity	2,430	2,647
Total liabilities and stockholders' equity	$11,165	$11,875

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Nine Months Ended
Statements of Cash Flows:	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Cash flows from operating activities:
Net income/(loss)	$(188)	$(489)	$(712)	$(1,423)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	2	48	5	109
Asset impairments and other charges	5	3	9	12
Net gain on sale of non-operating assets	(2)	(24)	(23)	(86)
Net gain on sale of operating assets	(90)	—	(91)	(18)
Loss on extinguishment of debt	34	—	34	114
Depreciation and amortization	156	161	474	440
Benefit plans	(5)	16	(18)	57
Stock-based compensation	8	6	24	22
Deferred taxes	(5)	(14)	(24)	(203)
Change in cash from:
Inventory	(510)	(592)	(423)	(1,406)
Prepaid expenses and other assets	(15)	(30)	(34)	11
Merchandise accounts payable	305	133	341	247
Current income taxes	2	2	6	62
Accrued expenses and other	(17)	43	(22)	(135)
Net cash provided by/(used in) operating activities	(320)	(737)	(454)	(2,197)
Cash flows from investing activities:
Capital expenditures	(61)	(161)	(202)	(814)
Proceeds from sale of non-operating assets	2	33	28	88
Proceeds from sale of operating assets	66	—	68	19
Joint venture return of investment	—	—	8	—
Net cash provided by/(used in) investing activities	7	(128)	(98)	(707)
Cash flows from financing activities:
Proceeds from short-term borrowings	—	—	—	850
Payment on short-term borrowings	—	(200)	(650)	(200)
Net proceeds from issuance of long-term debt	393	—	893	2,180
Premium on early retirement of long-term debt	(33)	—	(33)	(110)
Payments of capital leases and note payable	(4)	(5)	(22)	(24)
Payment of long-term debt	(394)	(5)	(405)	(250)
Financing costs	(1)	(18)	(61)	(30)
Net proceeds from common stock issued	—	786	—	786
Proceeds from stock options exercised	—	—	—	7
Other changes in stockholders' equity	—	(1)	(1)	(8)
Net cash provided by/(used in) financing activities	(39)	557	(279)	3,201
Net increase/(decrease) in cash and cash equivalents	(352)	(308)	(831)	297
Cash and cash equivalents at beginning of period	1,036	1,535	1,515	930
Cash and cash equivalents at end of period	$684	$1,227	$684	$1,227

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our Primary Pension Plan, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture). Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from the Home Office Land Joint Venture are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from the Home Office Land Joint Venture on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted earnings before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA) (3) adjusted net income/(loss); and (4) adjusted diluted EPS.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE:

The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Operating income/(loss)	$(54)	$(401)	$(371)	$(1,282)
As a percent of sales	(2.0)%	(14.4)%	(4.4)%	(15.9)%
Add: Restructuring and management transition charges	12	46	39	165
Add: Primary pension plan expense/(income)	1	25	(8)	75
Less: Net gain on the sale of non-operating assets	(2)	(24)	(23)	(86)
Less: Proportional share of net income from joint venture	—	—	(43)	—
Less: Certain net gains(1)	(88)	—	(88)	—
Adjusted operating income/(loss) (non-GAAP)	$(131)	$(354)	$(494)	$(1,128)
As a percent of sales	(4.7)%	(12.7)%	(5.9)%	(14.0)%

(1)
Represents the net gain on the sale of one department store location and the net gain recognized on a payment received from a landlord to terminate an existing lease prior to its original expiration date.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net income/(loss)	$(188)	$(489)	$(712)	$(1,423)
Add: Net interest expense	103	99	306	255
Add: Loss on extinguishment of debt	34	—	34	114
Total interest expense	137	99	340	369
Add: Income tax expense/(benefit)	(3)	(11)	1	(228)
Add: Depreciation and amortization	156	161	474	440
EBITDA (non-GAAP)	102	(240)	103	(842)
Add: Restructuring and management transition charges	12	46	39	165
Add: Primary pension plan expense/(income)	1	25	(8)	75
Less: Net gain on the sale of non-operating assets	(2)	(24)	(23)	(86)
Less: Proportional share of net income from joint venture	—	—	(43)	—
Less: Certain net gains	(88)	—	(88)	—
Adjusted EBITDA (non-GAAP)	$25	$(193)	$(20)	$(688)

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended				Nine Months Ended
	November 1, 2014		November 2, 2013		November 1, 2014		November 2, 2013
Net income/(loss)	$(188)		$(489)		$(712)		$(1,423)
Earnings/(loss) per share-diluted	$(0.62)		$(1.94)		$(2.33)		$(6.17)

Add: Restructuring and management transition charges, net of tax of $-, $-, $- and $28	12	(1)	46	(1)	39	(1)	137	(2)
Add: Primary pension plan expense/(income), net of tax of $-, $-, $- and $10	1	(3)	25	(3)	(8)	(3)	65	(4)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-(1)	34		—		34		114
Less: Net gain on the sale of non-operating assets, net of tax of $-, $-, $- and $1(5)	(2)		(24)		(23)		(85)
Less: Proportional share of net income from joint venture, net of tax of $-, $-, $- and $-(1)	—		—		(43)		—
Less: Certain net gains, net of tax of $2, $-, $2 and $-(5)	(86)		—		(86)		—
Less: Tax benefit for the primary pension plan resulting from other comprehensive income allocation(6)	(6)		(15)		(17)		(31)
Adjusted net income/(loss) (non-GAAP)	$(235)		$(457)		$(816)		$(1,223)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.77)		$(1.81)		$(2.67)		$(5.30)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)
For the three months ended May 4, 2013, tax effect was calculated using the Company's statutory rate of 38.82%. The six months ended November 2, 2013, reflects no tax effect due to the impact of the Company's tax valuation allowance.

(3)	The tax effect is included in the line item Tax benefit for the primary pension plan resulting from other comprehensive income allocation. See footnote 6 below.

(4)
For the three months ended May 4, 2013, tax effect was calculated using the Company’s statutory rate of 38.82%. Tax benefit for the six months ended November 2, 2013 is included in the line item Tax benefit resulting from other comprehensive income allocation. See footnote 6 below.

(5)	Tax effect represents state taxes payable in separately filing states.

(6)
Tax benefit for the three and nine months ended November 1, 2014 and for the three and six months ended November 2, 2013 resulted from our other comprehensive income allocation between our operating loss and the amortization of net actuarial losses and prior service credits from Accumulated other comprehensive income. For the three months ended May 4, 2013, tax effect was calculated using the Company's statutory rate of 38.82%.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net cash provided by/(used in) operating activities	$(320)	$(737)	$(454)	$(2,197)
Add: Proceeds from sale of operating assets	66	—	68	19
Less: Capital expenditures	(61)	(161)	(202)	(814)
Free cash flow (non-GAAP)	$(315)	$(898)	$(588)	$(2,992)